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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         THREE MONTH PERIOD           SIX MONTH PERIOD
                                                           ENDED JUNE 30,              ENDED JUNE 30,
                                                       ---------------------       ---------------------
                                                         1999          1998          1999          1998
                                                         ----          ----          ----          ----

EARNINGS PER COMMON AND DILUTIVE
    POTENTIAL SHARE:
    Net Income                                         $ 8,124       $ 6,961       $16,874       $14,625
                                                       =======       =======       =======       =======
    Shares:
    Weighted average number of common
       shares outstanding - Basic                       26,683        26,515        26,632        26,012
    Effect of dilutive securities (a):
       Stock options                                       337           688           321           732
                                                       -------       -------       -------       -------
           Adjusted common shares - Diluted             27,020        27,203        26,953        26,744
                                                       =======       =======       =======       =======

EARNINGS PER SHARE - DILUTED                           $  0.30       $  0.26       $  0.63       $  0.55
                                                       =======       =======       =======       =======


(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.